                             AMENDED AND RESTATED

                          SERVICE PLAN AND AGREEMENT

                                     with

                      OppenheimerFunds Distributor, Inc.

                            For Class A Shares of

             Oppenheimer Convertible Securities Fund, a series of
                               Bond Fund Series

This Amended and Restated SERVICE PLAN AND AGREEMENT (the "Plan") is dated as of the 6th day of October, 2005, by and between Oppenheimer Convertible
Securities Fund (the "Fund"), a series of Bond Fund Series and
OppenheimerFunds Distributor, Inc. (the "Distributor").

1.    The Plan.  This Plan is the Fund's written  service plan for its Class A
Shares  described  in the Fund's  registration  statement  as of the date this
Plan  takes  effect,  contemplated  by and to  comply  with  Rule  2830 of the
Conduct  Rules  of the  National  Association  of  Securities  Dealers,  Inc.,
pursuant to which the Fund will  reimburse  the  Distributor  for a portion of its costs incurred in connection with the personal  service and maintenance of shareholder  accounts  ("Accounts") that hold Class A Shares (the "Shares") of the Fund.  The Fund may be deemed to be acting as  distributor  of  securities of which  it is the  issuer,  pursuant  to Rule  12b-1  under  the  Investment
Company  Act of 1940 (the "1940  Act"),  according  to the terms of this Plan.
The  Distributor  is  authorized  under  the  Plan  to  pay  "Recipients,"  as hereinafter  defined,  for  rendering  services  and  for the  maintenance  of
Accounts.  Such  Recipients are intended to have certain rights as third-party beneficiaries under this Plan.

2.    Definitions.  As used in this Plan,  the following  terms shall have the following meanings:

      (a)   "Recipient"  shall  mean  any  broker,   dealer,   bank  or  other
      institution  which:  (i) has rendered  services in  connection  with the personal  service and  maintenance  of Accounts;  (ii) shall furnish the
      Distributor  (on  behalf  of the  Fund)  with  such  information  as the
      Distributor  shall  reasonably  request to answer such  questions as may arise  concerning  such  service;  and  (iii) has been  selected  by the
      Distributor  to receive  payments  under the Plan.  Notwithstanding  the foregoing,  a majority of the Fund's Board of Trustees (the "Board") who are not  "interested  persons" (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the operation of this Plan or in any agreements relating to this Plan (the "Independent  Trustees")
      may  remove  any  broker,   dealer,  bank  or  other  institution  as  a
      Recipient,  whereupon such entity's rights as a third-party  beneficiary hereof shall terminate.

      (b)   "Qualified  Holdings" shall mean, as to any Recipient,  all Shares owned  beneficially  or of record by: (i) such  Recipient,  or (ii) such brokerage or other  customers,  or investment  advisory or other clients of such  Recipient  and/or  accounts  as to which  such  Recipient  is a fiduciary or custodian or co-fiduciary  or  co-custodian  (collectively, the "Customers"),  but in no event shall any such Shares be deemed owned by more than one  Recipient  for  purposes  of this  Plan.  In the event that two entities would  otherwise  qualify as Recipients as to the same
      Shares,  the Recipient which is the dealer of record on the Fund's books shall be deemed the  Recipient  as to such  Shares for  purposes of this
      Plan.

3.    Payments.

      (a) Under the Plan,  the Fund  will make  payments  to the  Distributor, within  forty-five  (45) days of the end of each  calendar  quarter or at such other interval as deemed appropriate by the Distributor,  in the amount of the lesser of: (i) 0.25% on an annual  basis of the  average  during the  calendar quarter of the  aggregate  net asset value of the  Shares,  computed as of the close of each business day, or (ii) the  Distributor's  actual  expenses under the Plan for that quarter of the type  approved by the Board.  Notwithstanding the  foregoing,  the Fund will not make payments to the  Distributor in excess of the amount the Distributor  pays to Recipients.  The  Distributor  will use such fee  received  from the Fund in its  entirety  to  reimburse  itself  for payments to Recipients  and for its other  expenditures  and costs of the type approved by the Board  incurred in  connection  with the personal  service and maintenance of Accounts including,  but not limited to, the services described in the  following  paragraph.  The  Distributor  may make Plan payments to any
"affiliated  person" (as defined in the 1940 Act) of the  Distributor  if such affiliated person qualifies as a Recipient.

      The  services  to be  rendered  by the  Distributor  and  Recipients  in connection  with the  personal  service and the  maintenance  of Accounts  may include,  but  shall not be  limited  to,  the  following:  answering  routine inquiries from the Recipient's  customers  concerning the Fund, providing such customers  with  information on their  investment in Shares,  assisting in the establishment  and maintenance of accounts or sub-accounts in the Fund, making the Fund's  investment  plans and  dividend  payment  options  available,  and providing  such  other  information  and  customer  liaison  services  and the maintenance  of  Accounts  as the  Distributor  or  the  Fund  may  reasonably
request.   It  may  be  presumed  that  a  Recipient  has  provided   services
qualifying  for  compensation  under the Plan if it has Qualified  Holdings of
Shares to  entitle it to  payments  under the Plan.  In the event that  either
the   Distributor   or  the  Board   should  have  reason  to  believe   that,
notwithstanding  the  level of  Qualified  Holdings,  a  Recipient  may not be rendering  appropriate services,  then the Distributor,  at the request of the
Board,  shall  require  the  Recipient  to  provide a written  report or other information  to verify that said Recipient is providing  appropriate  services in this  regard.  If the  Distributor  still  is not  satisfied,  it may  take appropriate steps to terminate the Recipient's  status as such under the Plan, whereupon such entity's  rights as a third-party  beneficiary  hereunder shall terminate.

      Payments  received by the Distributor  from the Fund under the Plan will not be used to pay any interest  expense,  carrying charges or other financial costs, or allocation of overhead by the Distributor,  or for any other purpose other than for the payments  described  in this Section 3. The amount  payable to the Distributor  each quarter or other period will be reduced to the extent that  reimbursement  payments  otherwise  permissible  under the Plan have not been  authorized  by the  Board for that  period.  Any  unreimbursed  expenses incurred  for any quarter by the  Distributor  may not be  recovered  in later periods.

(b)   The  Distributor  shall make payments to any  Recipient  quarterly or at
such  other  interval  as  deemed  appropriate  by  the  Distributor,   within
forty-five  (45)  days of the  end of  each  calendar  quarter  or such  other period,  at a rate not to  exceed  0.25%  on an  annual  basis of the  average during the  calendar  quarter of the  aggregate  net asset value of the Shares computed as of the close of each  business  day, of Qualified  Holdings  owned beneficially  or of record by the Recipient or by its Customers.  However,  no such  payments  shall be made to any  Recipient  for any such quarter in which its Qualified  Holdings do not equal or exceed, at the end of such period, the minimum amount ("Minimum Qualified Holdings"),  if any, to be set from time to time by a majority of the Independent Trustees.

      Alternatively,  the  Distributor  may,  at its  sole  option,  make  the following  service fee  payments to any  Recipient  quarterly or at such other interval as deemed  appropriate by the  Distributor,  within  forty-five  (45)
days of the end of each calendar  quarter or such other  period:  (A) "Advance
Service Fee  Payments"  at a rate not to exceed  0.25% of the  average  during the calendar  quarter of the aggregate net asset value of Shares,  computed as of the  close  of  business  on the day such  Shares  are  sold,  constituting
Qualified  Holdings,  sold by the  Recipient  during  that  quarter  and owned beneficially  or of  record by the  Recipient  or by its  Customers,  plus (B)
service fee  payments at a rate not to exceed  0.25% on an annual basis of the average  during the  calendar  quarter  of the  aggregate  net asset  value of
Shares,  computed as of the close of each business day, constituting Qualified
Holdings owned  beneficially or of record by the Recipient or by its Customers for a period of more  than one (1) year.  At the  Distributor's  sole  option,
Advance  Service  Fee  Payments  may be made more  often than  quarterly,  and sooner than the end of the calendar quarter.  In the event Shares are redeemed less than one year after the date such  Shares  were sold,  the  Recipient  is obligated  to and will repay the  Distributor  on demand a pro rata portion of such Advance Service Fee Payments,  based on the ratio of the time such Shares were held to one (1) year.

      A majority of the  Independent  Trustees may at any time or from time to time  increase or decrease and  thereafter  adjust the rate of fees to be paid to the  Distributor or to any Recipient,  but not to exceed the rate set forth above, and/or increase or decrease the number of shares  constituting  Minimum
Qualified  Holdings.  The  Distributor  shall  notify  all  Recipients  of the
Minimum Qualified  Holdings and the rate of payments  hereunder  applicable to
Recipients,  and shall  provide  each  Recipient  with written  notice  within thirty  (30) days  after any  change in these  provisions.  Inclusion  of such provisions  or a change in such  provisions  in a revised  current  prospectus shall constitute sufficient notice.

      (c)   Under  the  Plan,  payments  may be  made  to  Recipients:  (i) by
OppenheimerFunds,  Inc.  ("OFI")  from its own  resources  (which may  include profits  derived from the advisory fee it receives from the Fund),  or (ii) by the Distributor (a subsidiary of OFI), from its own resources.

4.    Selection and Nomination of Trustees.  While this Plan is in effect, the selection or replacement  of Independent  Trustees and the nomination of those persons to be  Trustees  of the Fund who are not  "interested  persons" of the
Fund  shall  be  committed  to the  discretion  of the  Independent  Trustees.
Nothing  herein shall prevent the  Independent  Trustees from  soliciting  the views or the  involvement  of others in such  selection or  nomination  if the final  decision on any such selection and nomination is approved by a majority of the incumbent Independent Trustees.

5.    Reports.  While this Plan is in effect,  the Treasurer of the Fund shall provide  at least  quarterly  a  written  report to the  Fund's  Board for its review,  detailing the amount of aggregate payments made pursuant to this Plan and the  purposes  for which the  payments  were made.  The report shall state whether  all  provisions  of Section 3 of this Plan have been  complied  with.
The  Distributor  shall annually  certify to the Board the amount of its total expenses  incurred  that  year  with  respect  to  the  personal  service  and maintenance of Accounts in  conjunction  with the Board's annual review of the continuation of the Plan.

6.    Related  Agreements.  Any  agreement  related  to this Plan  shall be in writing and shall  provide that:  (i) such  agreement may be terminated at any time,  without  payment  of  any  penalty,  by  vote  of  a  majority  of  the
Independent  Trustees or by a vote of the holders of a "majority"  (as defined in the 1940 Act) of the Fund's  outstanding voting securities of the Class, on not more than sixty days written  notice to any other party to the  agreement;
(ii)  such  agreement  shall  automatically  terminate  in  the  event  of its
"assignment"  (as  defined  in the 1940  Act);  (iii) it shall go into  effect when  approved  by a vote of the Board and its  Independent  Trustees  cast in person at a meeting  called for the purpose of voting on such  agreement;  and
(iv) it shall,  unless terminated as herein provided,  continue in effect from year to year only so long as such  continuance  is  specifically  approved  at least annually by the Board and its  Independent  Trustees cast in person at a meeting called for the purpose of voting on such continuance.

7.    Effectiveness,  Continuation,  Termination and Amendment.  This Plan has
been  approved  by a vote of the  Independent  Trustees  cast in  person  at a meeting  called on  October  6, 2005 for the  purpose  of voting on this Plan.
Unless terminated as hereinafter  provided,  it shall continue in effect until renewed by the Board in accordance  with the Rule and thereafter  from year to year  thereafter or as the Board may otherwise  determine only so long as such continuance  is  specifically  approved at least annually by the Board and its
Independent  Trustees  by a vote cast in person  at a meeting  called  for the purpose  of voting on such  continuance.  This Plan may be  terminated  at any time by vote of a majority of the  Independent  Trustees or by the vote of the holders  of  a  "majority"  (as  defined  in  the  1940  Act)  of  the  Fund's outstanding  voting  securities  of Class A. This Plan may not be  amended  to increase  materially the amount of payments to be made without approval of the
Class  A  Shareholders,  in the  manner  described  above,  and  all  material amendments  must be  approved  by a vote of the Board  and of the  Independent
Trustees.

8.    Disclaimer  of  Shareholder  and  Trustee  Liability.   The  Distributor
understands  that the  obligations of the Fund under this Plan are not binding upon any  Trustee or  shareholder  of the Fund  personally,  but bind only the
Fund and the Fund's  property.  The Distributor  represents that it has notice of the  provisions  of the  Declaration  of  Trust  of  the  Fund  disclaiming shareholder and Trustee liability for acts or obligations of the Fund.

                                    Oppenheimer  Convertible  Securities Fund,
                                    a series of
                                       Bond Fund Series

                                    By:   /s/ Robert G. Zack
                                          Robert G. Zack, Secretary

                                    OppenheimerFunds Distributor, Inc.

                                    By:   /s/ James Ruff
                                          James Ruff, President